SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

John C. Thompson, LLC

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 31, 2006, Amerityre Corporation (the “Company”) entered into a Memorandum of Understanding (the “MOU”) with a privately held manufacturer of specialty tires (the “Manufacturer”). The Manufacturer is headquartered in the United States and has annual sales of approximately $500 million. The Company has agreed not to disclose publicly the name of the Manufacturer during the evaluation period described below.

Under the MOU, the parties have agreed to negotiate definitive agreements relating to certain proposed transactions between the Company and the Manufacturer and undertake certain duties and responsibilities during an evaluation period. If definitive agreements are not negotiated and executed on or before February 28, 2007, the obligation to negotiate will terminate, unless the parties otherwise agree to extend the evaluation period.

During the evaluation period, the parties will develop, produce and test tires made with the Company’s polyurethane materials for use in specific tire applications. Initially, the parties will focus on solid tires, semi-solid tires, off-the-road tires and medium radial truck retreads. If development and testing of these tires are successful, the MOU contemplates that the scope of the development arrangement will be expanded to include other tire products.

As set forth in the MOU, the Company will generally be responsible for all design and prototype manufacturing costs during the evaluation period. The Manufacturer will generally be responsible for mold, material and testing costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  August 31, 2006

AMERITYRE CORPORATION

By: /S/ Elliott N. Taylor

Elliott N. Taylor

Executive Vice-President and General Counsel